EXHIBIT 99.1
NEWS RELEASE

Contact:	Jennifer Chmieleski
Vice President and Controller
(978) 206-8220
PSYCHEMEDICS CORPORATION ANNOUNCES 3rd QUARTER
RESULTS — RECORD QUARTERLY REVENUE
$0.15 QUARTERLY DIVIDEND DECLARED
Acton, Massachusetts, October 31, 2007 — Psychemedics Corporation (AMEX: PMD) today announced third quarter results for the period ending September 30, 2007. The Company also announced a quarterly dividend of $0.15 per share. This will be the Company’s 45th consecutive quarterly dividend and will be paid on December 17, 2007 to shareholders of record on December 3, 2007.
The Company’s third quarter revenue was $6,463,516, up 1% as compared to $6,379,962 in the third quarter of 2006. Net income was $1,209,609 or $0.23 per share, down 14% from $1,402,953 or $0.27 per share for the same period in 2006. The Company’s revenue for the nine months ended September 30, 2007 was $18,677,412, up 6% as compared to $17,628,078 for the comparable period of 2006. Net income for the nine months ended September 30, 2007 was $3,576,872 or $0.67 per share, a decrease of 4% over the comparable period last year during which the Company earned $3,726,238 or $0.71 per share.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report record revenue for the third quarter and for the nine months ended September 30, 2007. Our revenue increase was, however, below historical levels and our expectations. The hiring environment for our clients was more active in the third quarter of 2006. The addition of new clients continues to grow at a healthy pace. Third quarter revenue and profit faced a tough comparison with the third quarter in 2006, which was our strongest growth quarter in that year.”

Kubacki continued, “Margins remained strong, with our gross margin still above 60%. Expenses, however, were adversely impacted by increased legal and audit fees. In addition, our tax rate is two percentage points higher than last year, resulting in a decline in net income and earnings per share for the quarter.”
Kubacki concluded, “Our balance sheet remains strong with $8.3 million of cash and short-term investments, no long-term debt and approximately $12.6 million of working capital. We continue to stay focused and are confident in our future growth. Therefore, we are pleased to declare our 45th consecutive quarterly dividend, demonstrating our Directors’ continued commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow. We continue to focus on building shareholder value while maintaining our dedication to being a lean, profitable, dividend-paying company.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and nine Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the third quarter of $6,463,516, an increase of 1% over the prior year quarter

•	Record Revenue for the nine month period of $18,677,412, an increase of 6% over the prior year period

•	Pretax Income for the third quarter of $2,019,009, a decrease of 11% from the prior year quarter.

•	Pretax Income for the nine month period of $5,959,672 no significant change from the prior year period.

•	Net Income for the third quarter of $1,209,609, or $0.23 per diluted share, down $0.04 or 15% per diluted share from the prior year quarter.

•	Net Income for the nine month period of $3,576,872, or $0.67 per diluted share, down $0.04 or 5% per diluted share from the prior year period.
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006

Revenue	$6,463,516	$6,379,962	$18,677,412	$17,628,078
Cost of Revenue	2,553,358	2,524,226	7,395,552	6,971,776

Gross Profit	3,910,158	3,855,736	11,281,860	10,656,302

Expenses:
General and administrative	1,108,625	865,735	2,969,680	2,466,395
Marketing and selling	765,145	689,808	2,277,075	2,086,982
Research and development	121,859	112,012	377,481	340,662

	1,995,629	1,667,555	5,624,236	4,894,039

Operating Income	1,914,529	2,188,181	5,657,624	5,762,263

Interest Income	104,480	77,772	302,048	199,975

Income before Income Taxes	2,019,009	2,265,953	5,959,672	5,962,238

Provision for Income Taxes	809,400	863,000	2,382,800	2,236,000

Net Income	$1,209,609	$1,402,953	$3,576,872	$3,726,238

Basic Net Income Per Share	$0.23	$0.27	$0.69	$0.72

Diluted Net Income Per Share	$0.23	$0.27	$0.67	$0.71

Weighted Average Common Shares Outstanding, Basic	5,216,386	5,172,247	5,199,876	5,169,587

Weighted Average Common Shares Outstanding, Diluted	5,333,341	5,248,503	5,301,756	5,232,509

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,612,539	$4,180,235
Short-term investments	3,675,000	3,683,192
Accounts receivable, net of allowance for doubtful accounts of $283,281 in 2007 and $333,281 in 2006	4,738,815	3,196,384
Prepaid expenses and other current assets	775,103	818,693
Deferred tax assets	471,994	412,486

Total current assets	14,273,451	12,290,990

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,755,585	10,376,718
Less-accumulated depreciation and amortization	(9,889,558)	(9,630,190)

	866,027	746,528
DEFERRED TAX ASSETS	183,555	183,555
OTHER ASSETS, NET	39,640	39,830

	$15,362,673	$13,260,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$490,141	$499,420
Accrued expenses	885,852	865,575
Deferred revenue	288,495	392,403

Total current liabilities	1,664,488	1,757,398

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,811,982 shares and 5,756,044 shares issued in 2007 and 2006, respectively	29,060	28,780
Paid-in capital	26,482,965	25,609,800
Accumulated deficit	(3,650,216)	(5,012,384)
Less — Treasury stock, at cost; 586,197 shares and 583,797 shares in 2007 and 2006, respectively	(9,163,624)	(9,122,691)

Total shareholders’ equity	13,698,185	11,503,505

	$15,362,673	$13,260,903